Exhibit 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

This Third Amendment to Amended and Restated Loan Agreement (the “Third Amendment”) is entered into effective as of March 15, 2011 by and between SUPERTEL HOSPITALITY, INC., a Virginia corporation (“Borrower”) and GREAT WESTERN BANK, a South Dakota corporation (“Bank”).

WHEREAS, on or about December 3, 2008, Borrower and Bank entered into that certain Amended and Restated Loan Agreement, pursuant to which Bank agreed to make certain Loans to Borrower (said Amended and Restated Loan Agreement as amended by any and all modifications or amendments thereto executed by Borrower and Bank are hereinafter referred to as the “Agreement”); and

WHEREAS, Borrower and Bank have agreed to amend certain terms and conditions in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 1.01(B) of the Agreement is hereby amended and restated in its entirety as follows:

(B) Borrowing Base. At no time shall the aggregate unpaid principal balance of the Revolving Loan, Term Loan 1, and Term Loan 2 exceed the lesser of, (i) an amount equal to 70% of the total appraised value of the Hotels, or (ii) an amount that would result in a Debt Service Coverage Ratio (as defined in Section 4.01(G)) of (X) less than 1.05 to 1.00 from December 31, 2010, through and including December 31, 2011 and (Y) less than 1.5 to 1.00 from and after January 1, 2012 (the “Borrowing Base”). For purposes of determining the Borrowing Base, Bank shall utilize the appraisals prepared in connection with the Loans, or such appraisals as may be obtained by Bank from time to time during the term of the Loans. If, at any time, the then outstanding principal balance of the Revolving Loan causes Borrower to exceed the Borrowing Base, Borrower will pay to Bank the amount of such excess upon demand by Bank.

2. Section 1.01(D) of the Agreement is hereby amended and restated in its entirety as follows:

(D) Interest. The unpaid principal balance of the Revolving Loan will bear interest from March 15, 2011 through and including December 31, 2011 at the rate of 5.50% per annum. The unpaid principal balance of the Revolving Loan will bear interest from and after January 1, 2012 at the greater of (1) the national prime rate of interest as published in the Wall Street Journal (base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), which rate of interest shall be adjusted daily as said national prime rate of interest changes and (2) 5.50%. The interest rate applicable to each such period is hereinafter referred to as the “Revolving Loan Interest Rate”. Such adjustment in the Revolving Loan Interest Rate will occur without prior notice to Borrower. Changes in the Revolving Loan Interest Rate shall be effective from the date of the changes and shall be applied to amounts outstanding on the Revolving Loan. Bank reserves the right, at any time after January 1, 2012, to increase the Revolving Loan Interest Rate to a rate in excess of the Revolving Loan Interest Rate stated in the preceding sentence (“Modified Revolving Loan Interest Rate”), as it determines in its sole discretion, not to exceed, however, the Default Rate. If Bank elects to implement a Modified Revolving Loan Interest Rate, such Modified Revolving Loan Interest Rate will take effect from and after the giving of notice to Borrower of its implementation and shall be applied to amounts outstanding on the Revolving Loan. If the Modified Revolving Loan Interest Rate is implemented, such Modified Revolving Loan Interest Rate will be considered the Revolving Loan Interest Rate for purposes of this Agreement upon implementation.

3. Section 1.02(D) of the Agreement is hereby amended and restated in its entirety as follows:

(D) Interest. Borrower shall pay interest on the principal amount of the Term Loan 1 Note at the rate of 5.50% per annum (the “Term Loan 1 Interest Rate”). Bank reserves the right, at any time after January 1, 2012, to increase the Term Loan 1 Interest Rate to a rate in excess of the interest rate stated in the preceding sentence (the “Modified Term Loan 1 Interest Rate”), as it determines in its sole discretion, not to exceed, however, the Default Rate. If Bank elects to implement a Modified Term Loan 1 Interest Rate, such Modified Term Loan 1 Interest Rate will take effect from and after the giving of notice to Borrower of its implementation and shall be applied to the principal amounts outstanding on the Term Loan 1 Note. If the Modified Term Loan 1 Interest Rate is implemented, such Modified Term Loan 1 Interest Rate will be considered the Term Loan 1 Interest Rate for purposes of this Agreement upon implementation.

4. Section 1.03(D) of the Agreement is hereby amended and restated in its entirety as follows:

(D) Interest. Borrower shall pay interest on the principal amount of the Term Loan 2 Note at the Term Loan 1 Interest Rate. If Bank, at any time after January 1, 2012, elects to implement the Modified Term Loan 1 Interest Rate, then the Modified Term Loan 1 Interest Rate will also apply to the Term Loan 2 Note on the same implementation date. In such event, the modified interest rate for the Term Loan 2 Note will take effect from and after the applicable implementation date and shall be applied to the principal amounts outstanding on the Term Loan 2 Note.

5. Sections 4.01(G), (H), (I) and (J) are hereby amended and restated in their entirety as follows:

(G) Loan Debt Service Coverage Ratio. Borrower shall, at all times, maintain a “Debt Service Coverage Ratio” (Adjusted Net Operating Income divided by Imputed Debt Service) of at least 1.05 to 1.00 for the period from and after December 31, 2010, which shall be tested quarterly. “Adjusted Net Operating Income” is defined as the remainder of net operating income of Borrower, for the preceding twelve (12) month period, after reducing net operating income by (a) an amount equal to four percent (4%) of gross room revenues from the Hotels for furniture, fixtures and equipment reserve and (b) an amount equal to four percent (4%) of gross room revenues from the Hotels for management fees and expenses. “Imputed Debt Service” is defined as (a) the annual principal and interest payments required for Term Loan 1 and Term Loan 2 and (b) the annual principal and interest payments required to fully amortize the total maximum amount that can be advanced to Borrower under the Revolving Loan, regardless of the amount of the Revolving Loan that has been advanced to Borrower, based on a twenty (20) year amortization using the then current Revolving Loan Interest Rate. If the Debt Service Coverage Ratio falls below the applicable requirement set forth in this paragraph, the Borrowing Base shall be decreased so that the Debt Service Coverage Ratio meets the applicable ratio set forth in this paragraph, and any principal advanced in excess of the Borrowing Base amount will be immediately due and payable. Borrower may request approval from Bank, which Bank may approve or disapprove at its discretion, to pledge additional real estate as Collateral for the Loans to maintain compliance with the covenants and conditions of the Loan Documents or to cure any non-compliance with any of the affirmative covenants in this Agreement. The request for approval to add additional Collateral shall not be deemed to affect in any manner the Bank’s rights under this Agreement or the other Loan Documents for the failure of Borrower to comply with the requirements of this Agreement. With respect to each parcel that will be substituted as Collateral for the Loans, the requirements of Section 2.03 of this Agreement must be met to the Bank’s satisfaction as to such parcel prior to such parcel being added as Collateral.

(H) Consolidated Debt Service Coverage Ratio. Borrower shall, at all times, maintain a “Consolidated Debt Service Coverage Ratio” (Adjusted Net Operating Income divided by Imputed Consolidated Debt Service) of at least 1.05 to 1.00 from and after December 31, 2010, which shall be tested quarterly. Adjusted Net Operating Income shall be determined as provided in Section 4.01(G). “Imputed Consolidated Debt Service” shall be defined as the total of: (a) the Imputed Debt Service (determined as provided in Section 4.01(G)), (b) the annual principal and interest payments on all other non-revolving loan obligations of Borrower, and (c) the annual principal and interest payments required to fully amortize the maximum amount that can be advanced to Borrower under all of the other revolving or multiple advance loan obligations of Borrower at then current interest rates, regardless of the amounts of such revolving or multiple advance loan obligations that have actually been advanced to Borrower, calculated in the same manner as the Imputed Debt Service. As used in this Section 4.01(H), the term “Borrower” shall include all entities included in Borrower’s consolidated financial statements.

(I) Loan to Value Ratio. Borrower shall, at all times, maintain a “Loan to Value Ratio” (unpaid principal balance of the Revolving Loan, Term Loan 1 and Term Loan 2 divided by value of Hotels) of no greater than 70%, which shall be tested annually on December 31st of each year commencing on December 31, 2010. The value of all of the Borrower’s Hotels shall be equal to the greater of (X) the sum of the Adjusted Net Operating Income (as defined in Section 4.01(G)) for the trailing one (1) year period from all of the Borrower’s Hotels owned during the entire one (1) year period capitalized at ten percent (10%) plus the lesser of (a) the acquisition cost or (b) the appraised value (based on appraisals that are less than two (2) years old) of any of the Borrower’s Hotels acquired within the preceding twelve (12) months or (Y) the gross room revenues from all of the Borrower’s Hotels owned during the entire one (1) year period multiplied by 2.75, plus the lesser of (a) the acquisition cost or (b) the appraised value (based on appraisals that are less than two (2) years old) of any of the Borrower’s Hotels acquired within the preceding twelve (12) months.

(J) Consolidated Loan to Value Ratio. Borrower shall, at all times, maintain a “Consolidated Loan to Value Ratio” (principal balance of all loan obligations of Borrower divided by the value of all of Borrower’s owned real estate) of no greater than 70%, which shall be tested annually on December 31st of each year commencing on December 31, 2010. For purposes of calculating the Consolidated Loan to Value Ratio, the unpaid balance of all loan obligations of Borrower (including the Loans) shall be utilized. The value of all of the Borrower’s owned real estate assets shall be equal to the greater of (X) the sum of the Adjusted Net Operating Income (as defined in Section 4.01(G)) for the trailing one (1) year period from all of the Borrower’s real estate assets owned during the entire one (1) year period capitalized at ten percent (10%) plus the lesser of (a) the acquisition cost or (b) the appraised value (based on appraisals that are less than two (2) years old) of any of the Borrower’s real estate assets acquired within the preceding twelve (12) months or (Y) the gross room revenues from all of the Borrower’s real estate assets owned during the entire one (1) year period multiplied by 2.75, plus the lesser of (a) the acquisition cost or (b) the appraised value (based on appraisals that are less than two (2) years old) of any of the Borrower’s real estate assets acquired within the preceding twelve (12) months. As used in this Section 4.01(J), the term “Borrower” shall include all entities included in Borrower’s consolidated financial statements.

6. Except as specifically amended herein, the Agreement shall remain in full force and effect as originally executed. This Third Amendment shall be binding on the successors and assigns of the parties hereto. This Third Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Third Amendment effective as of the first date written above.

BORROWER:
SUPERTEL HOSPITALITY, INC., a Virginia corporation

By:	/s/ Corrine L. Scarpello
Corrine L. Scarpello, Chief Financial Officer
and Secretary

BANK:
GREAT WESTERN BANK, a South Dakota corporation

By:	/s/ Kirk Hanson
Name:	Kirk Hanson
Its:	Vice President

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